October 24, 2008
Dear Shareholders (and friends) of AssuranceAmerica,
As the 3rd Quarter ended, September showed positive changes in the trends for Gross Premium Produced and Revenues. We also strengthened some insurance claims reserves in the MGA/Carrier. With 85% of our investments in government backed securities, we have a more limited exposure to current stock market conditions than many of our competitors.
On October 3, Joe Skruck was promoted to President and Chief Operating Officer of AssuranceAmerica Corporation. Joe has been responsible for the insurance company and related operations since 2002, and will take on additional responsibilities for the company as a whole. Bud Stumbaugh will continue to focus on government relations and agency acquisitions. We are also pleased to welcome Al Yeager, our new Vice President of Claims (20 plus years with Progressive and AIG). We are optimistic about Joe stepping up, and Al Yeager heading the Claims area. Our expectation is that our results for 2009 will be much improved. No one wants to see a loss, and certainly not this team.
Following is our report on September’s results.

		September (Unaudited)
		Current Month			Year To Date
		2008	2007	Change	2008	2007	Change
		(In $1,000)%			(In $1,000)%
•	Gross Premiums Produced[1]*	$10,368	$9,037	15%	$110,343	$106,319	4%
•	MGA/Carrier Gross Premiums Produced [1,2]	$7,009	$6,538	7%	$74,925	$77,047	(3)%
•	MGA/Carrier Revenues [2]	$4,440	$4,242	5%	$42,676	$40,007	7%
•	Retail Agencies Gross Premium Produced [1,2]*	$4,340	$3,484	25%	$48,989	$48,251	2%
•	Retail Agencies Group Revenues [2] *	$709	$533	33%	$7,639	$7,858	(3)%
•	Company Revenues*	$4,977	$4,177	19%	$47,936	$44,077	9%
•	Company Pre-Tax Income before stock option*	$(640)	$(379)	(69)%	$(516)	$1,800	(129)%
•	Company Pre-Tax Income*	$(667)	$(418)	(60)%	$(559)	$1,471	(138)%

[1]	Gross Premiums Produced is a non-GAAP financial metric used as the primary measure of the underlying growth of the company’s revenue stream.

[2]	Before intercompany eliminations

*	Current year financial data includes agency acquisitions that may not be included in prior year data
To follow your stock and read the full text of our most recent press releases, we suggest you go to http://finance.yahoo.com, symbol ASAM.OB.
As always, we appreciate your continued support and interest in AssuranceAmerica Corporation.
Sincerely,

/s/	/s/

Guy W. Millner	Joseph J. Skruck
Chairman and Chief Executive Officer	President and Chief Operating Officer
This document is for informational purposes only and is not intended for general distribution. It does not constitute an offer to sell, or a solicitation of an offer to buy securities in AssuranceAmerica Corporation. This document includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.